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                                                                  EXHIBIT 11(II)

                           EAGLE USA AIRFREIGHT, INC.
                  COMPUTATION OF PRO FORMA PER SHARE EARNINGS
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                                                 THREE MONTHS ENDED
                                                                                                      JUNE 30,
                                                                                                1995          1996
                                                                                              --------      --------
  Pro forma net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  1,787      $  3,114

  Shares used in computing pro forma net income per share (1):
    Weighted average number of shares outstanding   . . . . . . . . . . . . . . . . . . . .     12,000        17,332
    Incremental shares attributed to outstanding options (2)  . . . . . . . . . . . . . . .      1,271         1,486
     Shares issued to James R. Crane for acquisition of subsidiaries  . . . . . . . . . . .        446
     Shares for distributions paid from net proceeds of the initial public
     offering (3)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,075
                                                                                              --------      --------
  Total shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14,792        18,818
  Pro forma net income per share (1)  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   0.12      $   0.17
                                                                                              ========      ========

_____________
(1) On July 8, 1996, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable to shareholders of record on July 24, 1996. All references in the financial statements to number of shares outstanding and related prices, per share amounts and stock option plan data have been retroactively restated to reflect the split.

(2) Calculated assuming exercise of options for 1,779,962 and 2,434,004 shares of common stock with prices ranging from $1.25 to $18.75 per share based upon the average estimated market price of $4.38 and $16.18 for the period. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins and Staff policy, common equivalent shares issued during the 12-month period prior to an initial public offering at prices substantially below the public offering price are presumed to have been issued in contemplation of the initial public offering and have been included in the calculation as if they were outstanding since the beginning of the period presented (using the treasury stock method and the public offering price).

(3) Calculated for 1995 by dividing the sum of the S Corporation retained earnings to be distributed to S Corporation shareholders earned through June 30, 1995 by the net proceeds price per share from the offering of $15.03 (pre split).